Exhibit 10.63

2013 CEO STOCK UNIT AWARD AGREEMENT

(Granted under the UFP Technologies, Inc. 2003 Incentive Plan)

This Stock Unit Award Agreement is entered into as of the 18th day of February, 2013 by and between UFP Technologies, Inc. (hereinafter the “Company”) and R. Jeffrey Bailly (the “Awardee”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Company’s 2003 Incentive Plan, as amended (the “Plan”).  Stock Unit Awards (SUA’s represent the Company’s unfunded and unsecured promise to issue shares of Common Stock at a future date, subject to the terms of this Award Agreement, including, without limitation, the performance objectives set forth in Schedule A hereto, and the Plan.  Awardee has no rights under the SUAs other than the rights of a general unsecured creditor of the Company.

1.                                      Grant of Stock Unit Awards; Performance Objectives; Vesting.

(a)                                 The Company, in the exercise of its sole discretion pursuant to the Plan, does hereby award to the Awardee the number of SUAs set forth on Schedule A hereto upon the terms and subject to the conditions hereinafter contained.  The SUA’s shall consist of a Threshold Award, a Target Award and an Exceptional Award.  The Threshold Award, The Target Award and the Exceptional Award are each awarded subject to attainment during the Performance Cycle described on Schedule A of the Performance Objectives set forth on Schedule A .

(b)                                 Subject to attainment of any applicable Performance Objectives, except as otherwise provided in this Agreement, payment with respect to vested SUA’s shall be made entirely in the form of shares of Common Stock of the Company on each respective vesting date as set forth on Schedule A.

(c)                                  As soon as possible after the end of the Performance Cycle, the Committee will certify in writing whether and to what extent the Performance Objectives have been met for the Performance Cycle.  The date of the Committee’s certification pursuant to this subsection (c) shall hereinafter be referred to as the “Certification Date”.  The Company will notify the Awardee of the Committee’s certification following the Certification Date (such notice, the “Determination Notice”).  The Determination Notice shall specify (i) the Performance Objective, as derived from the Company’s audited financial statements; and (ii) the extent, if any, to which the Performance Objectives were satisfied with respect to the Threshold Award, the Target Award and the Exceptional Award.

2.                                      Change in Control.

(a)                                 Notwithstanding the vesting schedule set forth in Schedule A: if there is a Change in Control of the Company (as defined below) following the end of the Performance Cycle, and the Awardee’s Continuous Status as an employee, as contemplated by Section 4 hereof, shall not have been terminated as of the date immediately prior to the effective date of such Change in Control, then subject to attainment during the Performance Cycle described on Schedule A of the Performance Objectives set forth on Schedule A, and subject to the provisions of Section 21 of this Award Agreement, any SUA’s representing the Threshold, Target and the Exceptional Award, which are not already vested shall become vested in full as of the effective date of such Change in Control.

(b)                                 For the purpose of this Agreement, a “Change in Control” shall mean  (i) the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, in each case following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock of the Company immediately before the consummation of such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of the transaction owns the Company or all or substantially all of the assets of the Company either directly or indirectly through one or more subsidiaries); and (B) no person or group (as defined in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) of the Company or the corporation resulting from the Business Combination) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of the common stock of the corporation resulting from the Business Combination;  (ii) Individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided, however, that any individual’s becoming a director after the date of this Agreement whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) any person (as defined in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) shall become at any time or in any manner the beneficial owner of capital stock of the Company representing more than 50% of the voting power of the Company.

3.                                      Termination.   Unless terminated earlier under Section 4, 5 or 6 below, an Awardee’s rights under this Award Agreement with respect to the SUAs issued under this Award Agreement shall terminate at the time such SUAs are converted into shares of Common Stock.

4.                                      Termination of Awardee’s Continuous Status as an Employee.

(a)                                                                     Except as otherwise specified in subsection (b) below or as otherwise specified in Section 5 or 6 below, in the event of termination of Awardee’s Continuous Status as an employee of the Company, Awardee’s rights under this Award Agreement in any unvested SUAs shall terminate.  For purposes of this Award Agreement, an Awardee’s Continuous Status as an employee shall mean the absence of any interruption or termination of service as an employee.  Continuous Status as an employee shall not be considered interrupted in the case of sick leave or leave of absence for which Continuous Status is not considered interrupted as determined by the Company in its sole discretion.

(b)                                                                     Subject to: the provisions of Paragraphs 8 and 12 of the Awardee’s Employment Agreement dated October 8, 2007 with the Company, as amended (the “Employment Agreement”); attainment during the Performance Cycle described on Schedule A of the Performance Objectives set forth on Schedule A; and the provisions of Section 21 of this Award Agreement, any SUA’s representing the Threshold Award, the Target Award and the Exceptional Award, which would otherwise have resulted in the issuance of shares of the Company’s common stock following the Certification Date but for: (i) the termination of the Awardee’s employment by the Company without “Cause” (as defined in the Employment Agreement); or (ii) termination of the Awardee’s employment for “Good Reason” (as defined in the Employment Agreement), in any such event following the end of the Performance Cycle but prior to the date on which such shares would otherwise have been delivered to the Awardee but for such termination, then such shares shall be issued to the Awardee notwithstanding such termination of employment.

5.                                      Disability of Awardee.   Notwithstanding the provisions of Section 4 above, in the event of termination of Awardee’s Continuous Status as an employee as a result of disability (within the meaning of Section 409A of the Internal Revenue Code, and hereinafter referred to as “Disability”), the SUAs which would have vested during the twelve (12) months following the date of such termination, set out in Schedule A, shall become vested as of the date of such termination, subject, however, to the provisions of Section 21 of this Award Agreement.  If Awardee’s Disability originally required him or her to take a short-term disability leave which was later converted into long-term disability, then for the purposes of the preceding sentence the date on which Awardee ceased performing services shall be deemed to be the date of commencement of the short-term disability leave.  The Awardee’s rights in any unvested SUAs that remain unvested after the application of this Section 5 shall terminate at the time Awardee ceases to be in Continuous Status as an employee.

6.                                      Death of Awardee.   Notwithstanding the provisions of Section 4 above, in the event of the death of Awardee:

(a)                                 If the Awardee was, at the time of death, in Continuous Status as an employee, the SUAs which would have vested during the twelve (12) months following the date of death of Awardee, set out in Schedule A, shall become vested as of the date of death.

(b)                                 The Awardee’s rights in any unvested SUAs that remain after the application of Section 6(a) shall terminate at the time of the Awardee’s death.

7.                                      Value of Unvested SUAs.   In consideration of the award of these SUAs, Awardee agrees that upon and following termination of Awardee’s Continuous Status as an employee for any reason (whether or not in breach of applicable laws), and regardless of whether Awardee is terminated with or without cause, notice, or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s employment was terminable only for cause or only with notice or pre-termination procedure, any unvested SUAs under this Award Agreement shall be deemed to have a value of zero dollars ($0.00).

8.                                      Conversion of SUAs to shares of Common Stock; Responsibility for Taxes.

(a)                                 Provided Awardee has satisfied the requirements of Section 8(b) below, and subject to the provisions of Section 21 below, on the vesting of any SUAs, such vested SUAs shall be converted into an equivalent number of shares of Common Stock that will be distributed to Awardee or, in the event of Awardee’s death, to Awardee’s legal representative, as soon as practicable.  The distribution to the Awardee, or in the case of the Awardee’s death, to the Awardee’s legal representative, of shares of Common Stock in respect of the vested SUAs shall be evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means as determined by the Company.

(b)                                 Regardless of any action the Company takes with respect to any or all income tax (including federal, state and local taxes), social security, payroll tax or other tax-related withholding (“Tax Related Items”), Awardee acknowledges that the ultimate liability for all Tax Related Items legally due by Awardee is and remains Awardee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the SUAs, including the grant of the SUAs, the vesting of SUAs, the conversion of the SUAs into shares of Common Stock, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the SUAs to reduce or eliminate the Awardee’s liability for Tax Related Items.  Prior to the issuance of shares of Common Stock upon vesting of SUAs as provided in Section 8(a) above, Awardee shall pay, or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding obligations of the Company.  In this regard, Awardee authorizes the Company to withhold all applicable Tax Related Items legally payable by Awardee from Awardee’s wages or other cash compensation payable to Awardee by the Company.  Alternatively, or in addition, if permissible under applicable law, the Company may, in its sole discretion, (i) sell or arrange for the sale of shares of Common Stock to be issued to satisfy the withholding obligation, and/or (ii) withhold in shares of Common Stock, provided that the Company shall withhold only the amount of shares necessary to satisfy the minimum withholding amount.  Awardee shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of Awardee’s receipt of SUAs, or the conversion of SUAs to shares of Common Stock that cannot be satisfied by the means previously described.  Except where applicable legal or regulatory provisions prohibit, the standard process for the payment of an Awardee’s Tax Related Items shall be for the Company to withhold in shares of Common Stock only to the amount of shares necessary to satisfy the minimum withholding amount.  The Company may refuse to deliver shares of Common Stock to Awardee if Awardee fails to comply with Awardee’s obligation in connection with the Tax Related Items as described herein.

(c)                                  In lieu of issuing fractional shares of Common Stock, on the vesting of a fraction of a SUA, the Company shall round the shares to the nearest whole share and any such share which represents a fraction of a SUA will be included in a subsequent vest date.

(d)                                 Until the distribution to Awardee of the shares of Common Stock in respect to the vested SUAs is evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means, Awardee shall have no right to vote or receive dividends or any other rights as a shareholder with respect to such shares of Common Stock, notwithstanding the vesting of SUAs.  Subject to the provisions of Section 21 below, the Company shall cause such distribution to Awardee to occur promptly upon the vesting of SUAs.  No adjustment will be made for a dividend or other right for which the record date is prior to the date Awardee is recorded as the owner of the shares of Common Stock, except as provided in Section 8 of the Plan.

(e)                                  By accepting the Award of SUAs evidenced by this Award Agreement, Awardee agrees not to sell any of the shares of Common Stock received on account of vested SUAs at a time when applicable laws or Company policies prohibit a sale.  This restriction shall apply so long as Awardee is an Employee, Consultant or outside director of the Company or a Subsidiary of the Company.

9.                                      Non-Transferability of SUAs.   Awardee’s right in the SUAs awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, prior to the distribution of the shares of Common Stock in respect of such SUAs.  SUAs shall not be subject to execution, attachment or other process.

10.                               Acknowledgment of Nature of Plan and SUAs.   In accepting the Award, Awardee acknowledges that:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b)                                 the Award of SUAs is voluntary and occasional and does not create any contractual or other right to receive future awards of SUAs, or benefits in lieu of SUAs even if SUAs have been awarded repeatedly in the past;

(c)                                  all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)                                 Awardee’s participation in the Plan is voluntary;

(e)                                  the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(f)                                   if Awardee receives shares of Common Stock, the value of such shares of Common Stock acquired on vesting of SUAs may increase or decrease in value;

11.                               No Employment Right.   Awardee acknowledges that neither the fact of this Award of SUAs nor any provision of this Award Agreement or the Plan or the policies adopted pursuant to the Plan shall confer upon Awardee any right with respect to employment or continuation of current employment with the Company, or to employment that is not terminable at will.  Awardee further acknowledges and agrees that neither the Plan nor this Award of SUAs makes Awardee’s employment with the Company for any minimum or fixed period, and that such employment is subject to the mutual consent of Awardee and the Company, and subject to any written employment agreement that may be in effect from time to time between the Company and the Awardee, may be terminated by either Awardee or the Company at any time, for any reason or no reason, with or without cause or notice or any kind of pre- or post-termination warning, discipline or procedure.

12.                               Administration.   The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee (as such term is defined in Section 2 of the Plan), and the Committee shall have all powers and discretion with respect to this Award Agreement as it has with respect to the Plan.  Any interpretation of the Award Agreement by the Committee and any decision made by the Committee with respect to the Award Agreement shall be final and binding on all parties.

13.                               Plan Governs.   Notwithstanding anything in this Award Agreement to the contrary, the terms of this Award Agreement shall be subject to the terms of the Plan, and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

14.                               Notices.   Any written notices provided for in this Award Agreement which are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt.  Notices shall be directed, if to Awardee, at the Awardee’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

15.                               Electronic Delivery.   The Company may, in its sole discretion, decide to deliver any documents related to SUAs awarded under the Plan or future SUAs that may be awarded under the Plan by electronic means or request Awardee’s consent to participate in the Plan by electronic means.  Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.                               Acknowledgment.   By Awardee’s acceptance as evidenced below, Awardee acknowledges that Awardee has received and has read, understood and accepted all the terms, conditions and restrictions of this Award Agreement and the Plan.  Awardee understands and agrees that this Award Agreement is subject to all the terms, conditions, and restrictions stated in this Award Agreement and the Plan, as the latter may be amended from time to time in the Company’s sole discretion.

17.                               [Intentionally Omitted]

18.                               Governing Law.   This Award Agreement shall be governed by the laws of the State of Delaware, without regard to Delaware laws that might cause other law to govern under applicable principles of conflicts of law.

19.                               Severability.   If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

20.                               Complete Award Agreement and Amendment.   This Award Agreement and the Plan constitute the entire agreement between Awardee and the Company regarding SUAs.  Any prior agreements, commitments or negotiations concerning these SUAs are superseded.  This Award Agreement may be amended only by written agreement of Awardee and the Company, without consent of any other person.  Awardee agrees not to rely on any oral information regarding this Award of SUAs or any written materials not identified in this Section 20.

21.                               Section 409A.  This Award Agreement is intended to be in compliance with the provisions of Section 409A of the Internal Revenue Code to the extent applicable, and the Regulations issued thereunder. Anything in this Agreement to the contrary notwithstanding, if at the time of the Awardee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), the Company determines that the Awardee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Awardee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Awardee’s separation from service, or (B) the Awardee’s death.  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Solely for the purposes of Section 409A of the Code, the share increments issuable on each vesting date on Schedule A shall be considered a separate payment.  The Company makes no representation or warranty and shall have no liability to the Awardee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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EXECUTED the day and year first above written.

UFP TECHNOLOGIES, INC.

By:
Ronald J. Lataille
Chief Financial Officer

AWARDEE’S ACCEPTANCE:

I have read and fully understood this Award Agreement and, as referenced in Section 16 above, I accept and agree to be bound by all of the terms, conditions and restrictions contained in this Award Agreement and the other documents referenced in it.

R. Jeffrey Bailly

SCHEDULE A

The SUA’s issuable under this Agreement shall consist of a Threshold Performance Award, a Target Performance Award and an Exceptional Performance Award, each in the amounts set forth below, each such award issuable in one-third increments on the vesting dates set forth below, provided the respective performance objective is satisfied.

The Performance Objective established by the Committee with respect to the Threshold Performance Award, the Target Performance Award and Exceptional Performance Award is Adjusted Operating Income** for 2013

			Number of
			Shares of
	Performance	Performance	Common	Vesting
	Objective	Cycle	Stock	*/2015	*/2016	*/2017
a. Threshold Performance Award	of Adjusted Operating Income**	Calendar Year 2013		33.33%	33.33%	33.34%

b. Target Performance Award	of Adjusted Operating Income**	Calendar Year 2013	*** (in addition to (a) above)	33.33%	33.33%	33.34%

c. Exceptional Performance Award	of Adjusted Operating Income**	Calendar Year 2013	**** (in addition to (a) and (b) above)	33.33%	33.33%	33.34%

*Vesting:                    One-third on March 1, 2015 (subject to the Compensation Committee’s determination of satisfaction of the referenced performance target prior to such date) and an additional one-third of the shares represented thereby on each of March 1, 2016 and 2017, subject to the same requirement.

** Adjusted Operating Income is defined herein as Operating Income on the Company’s 10-K, excluding (i) non-recurring restructuring charges related to plant closings and consolidations; and (ii) the impact of acquired or disposed of operations during such year.

*** Between Adjusted Operating Income  of             and            , the number of shares of Common Stock issuable under the Target  Performance Award (in addition to the shares issuable upon attainment of the Threshold Performance Award) would range from zero, representing the number of shares issuable upon attainment of            of Adjusted Operating Income, to the full number of shares otherwise issuable under the Target award, based on straight line interpolation rounded up or down to the nearest whole share (not to exceed            of Adjusted Operating Income for purposes of this calculation).

**** Between Adjusted Operating Income of            and            , the number of shares of Common Stock issuable under the Exceptional Performance Award (in addition to the shares issuable upon attainment of the Threshold and Target Performance Award) would range from zero, representing the number of shares issuable upon attainment of            of Adjusted Operating Income to the full number of shares otherwise issuable under the Exceptional award based on straight line interpolation rounded up or down to the nearest whole share (not to exceed            of Adjusted Operating Income for purposes of this calculation).